June 2026

Pricing Supplement No. 17,009

Registration Statement Nos. 333-293641; 333-293641-01

Dated June 30, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Assets

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® Bitcoin Trust ETF due July 3, 2031

Fully and Unconditionally Guaranteed by Morgan Stanley

￭Linked to the iShares® Bitcoin Trust ETF

￭The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and have the terms described in the accompanying product supplement, tax supplement and prospectus, as supplemented or modified by this document. At maturity:

￭If the price of the underlying has increased, investors will receive the principal amount plus a positive return equal to 100% of the percentage increase in the price of the underlying from the starting price, subject to a maximum return at maturity of 57.25% of the principal amount. As a result of the maximum return, the maximum maturity payment amount will be $1,572.50 per note.

￭If the price of the underlying has decreased, investors will receive the principal amount but will not receive any positive return on their investment.

￭Repayment of principal at maturity, subject to our creditworthiness

￭These long-dated notes are for investors who are concerned about principal risk but seek an equity-based return, and who are willing to forgo current income and upside above the maximum return in exchange for upside exposure to a limited range of performance of the underlying.

￭Investors should be knowledgeable about the risks associated with cryptocurrencies and digital assets because the underlying seeks to reflect generally the performance of the price of bitcoin and therefore the securities involve significant risks in investments tracking cryptocurrencies. Bitcoin has historically exhibited high price volatility relative to more traditional asset classes and has experienced extreme volatility in recent periods and may continue to do so.

￭The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments, including the repayment of principal at maturity, are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment.

￭These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any assets included in the underlying.

The current estimated value of the notes is $927.30 per note. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying, instruments based on the underlying, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market. See “Estimated Value of the Notes” on page 3.

The notes have complex features and investing in the notes involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10. All payments on the notes are subject to our credit risk.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, tax supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, tax supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Commissions and offering price:	Price to public	Agent’s commissions(1)(2)	Proceeds to us(3)
Per note	$1,000	$43.70	$956.30
Total	$1,000,000	$43,700	$956,300

(1)Wells Fargo Securities, LLC, an agent for this offering, will receive a commission of up to $43.70 for each note it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $30.00 per note, and WFA may receive a distribution expense fee of $1.20 for each note sold by WFA. See “Supplemental information concerning plan of distribution; conflicts of interest.”

(2)In respect of certain notes sold in this offering, we may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

(3)See “Use of Proceeds and Hedging” in the accompanying product supplement.

Product Supplement for Notes Linked To One Or More Indices, Exchange-Traded Funds or Equity Securities dated April 8, 2026

 Tax Supplement dated April 8, 2026  Prospectus dated April 8, 2026

Morgan Stanley	Wells Fargo Securities

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® Bitcoin Trust ETF due July 3, 2031

Final Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	July 3, 2031, subject to postponement if the calculation day is postponed*
Underlying:	iShares® Bitcoin Trust ETF (the “underlying”)
Fund underlying asset:	Bitcoin (“underlying asset”)
Maturity payment amount:

At maturity, the maturity payment amount per $1,000 principal amount of notes will be determined as follows:

●If the ending price is greater than the starting price:

$1,000 plus the lesser of:

, and

●If the ending price is less than or equal to the starting price:

$1,000

Participation rate:	100%
Underlying return:	The “underlying return” is the percentage change from the starting price to the ending price, measured as follows: ending price – starting price starting price
Starting price:	$33.29, which is the fund closing price of the underlying on the pricing date
Ending price:	The fund closing price of the underlying on the calculation day
Calculation day:	June 30, 2031**
Maximum return:	The “maximum return” is 57.25% of the principal amount per note ($572.50 per note). As a result of the maximum return, the maximum maturity payment amount is $1,572.50 per note.
Principal amount:	$1,000 per note. References in this document to a “note” are to a note with a principal amount of $1,000.
Pricing date:	June 30, 2026
Original issue date:	July 6, 2026 (3 business days after the pricing date)
Adjustment factor:

1.0, subject to adjustment in the event of certain events affecting the underlying. See “General Terms of the Notes—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement.

CUSIP / ISIN:	61781HCM9 / US61781HCM97
Listing:	The notes will not be listed on any securities exchange.
Agents:

Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and Wells Fargo Securities, LLC (“WFS”). See “Additional Information About the Notes—Supplemental information regarding plan of distribution; conflicts of interest.”

* Subject to postponement pursuant to “General Terms of the Notes—Payment Dates” in the accompanying product supplement.

** Subject to postponement pursuant to “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day” in the accompanying product supplement.

June 2026 Page 2

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® Bitcoin Trust ETF due July 3, 2031

Estimated Value of the Notes

The principal amount of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000 per note. We estimate that the value of each note on the pricing date is $927.30.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying, instruments based on the underlying, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the participation rate and the maximum return, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 5 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time.

June 2026 Page 3

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® Bitcoin Trust ETF due July 3, 2031

Investor Considerations

The Notes Linked to the iShares® Bitcoin Trust ETF due July 3, 2031 (the “notes”) can be used:

￭As an alternative to direct exposure to the underlying that provides returns for any positive performance of the underlying, subject to the maximum return

￭To achieve similar levels of upside exposure to the underlying as a direct investment, subject to the maximum return

The notes are not designed for, and may not be an appropriate investment for, investors who:

￭Seek a liquid investment or are unable or unwilling to hold the notes to maturity

￭Are unwilling to accept the risk that the ending price of the underlying may be less than or equal to the starting price, in which case investors will receive only the principal amount of the notes at maturity

￭Seek uncapped exposure to the upside performance of the underlying

￭Seek current income from their investments

￭Are unwilling to accept the risk of exposure to the underlying, including risks associated with bitcoin;

￭Seek exposure to the underlying but are unwilling to accept the risk/return trade-offs inherent in the payment at maturity for the notes

￭Are unwilling to accept our credit risk

￭Prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Risk Factors” herein and in the accompanying product supplement and tax supplement for risks related to an investment in the notes. For more information about the underlying, please see the section titled “iShares® Bitcoin Trust ETF Overview” below.

June 2026 Page 4

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® Bitcoin Trust ETF due July 3, 2031

Determining Payment at Maturity

At maturity, the maturity payment amount per $1,000 principal amount of notes will be determined as follows:

June 2026 Page 5

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® Bitcoin Trust ETF due July 3, 2031

How the Notes Work

Payoff Diagram

The payoff diagram below illustrates the maturity payment amount on the notes based on the following terms:

Principal amount:	$1,000 per note
Participation rate:	100%
Maximum return:	57.25% of the principal amount ($572.50 per note)

Notes Payoff Diagram

The underlying
The notes
Maturity payment amount per note
$2,100
$2,000
$1,900
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
$1,000
Principal amount
$1,572.50 Maximum
payment amount
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
57.25%
60%
80%
100%
120%
Percentage change from the starting price to the ending price

June 2026 Page 6

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® Bitcoin Trust ETF due July 3, 2031

Scenario Analysis and Examples of Maturity Payment Amount at Maturity

The following scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the underlying relative to the starting price. We cannot predict the ending price on the calculation day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the underlying. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity on a hypothetical offering of the notes, based on the following terms*:

Investment term:	Approximately 5 years
Hypothetical starting price:	$100.00
Participation rate:	100%
Maximum return:	57.25% of the principal amount ($572.50 per note)

*The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price is set forth under “Final Terms” above. For historical data regarding the actual fund closing prices of the underlying, see the historical information set forth herein.

Example 1 — The price of the underlying increases from a starting price of $100.00 to an ending price of $115.00.

iShares® Bitcoin Trust ETF
Hypothetical starting price:	$100.00
Hypothetical ending price:	$115.00
Hypothetical underlying return (ending price – starting price)/starting price:	15%

Because the hypothetical ending price is greater than the hypothetical starting price, the maturity payment amount would equal $1,000 plus a positive return equal to the lesser of:

(i)$1,000 × underlying return × participation rate
$1,000 × 15% × 100%
= $150; and

(ii) the maximum return of $572.50

On the maturity date, you would receive the maturity payment amount equal to $1,150.00 per $1,000 principal amount of notes, resulting in a total return on the notes of 15%.

Example 2 — The price of the underlying increases from a starting price of $100.00 to an ending price of $200.00.

iShares® Bitcoin Trust ETF
Hypothetical starting price:	$100.00
Hypothetical ending price:	$200.00
Hypothetical underlying return (ending price – starting price)/starting price:	100%

Because the hypothetical ending price is greater than the hypothetical starting price, the maturity payment amount would equal $1,000 plus a positive return equal to the lesser of:

(i)$1,000 × underlying return × participation rate
$1,000 × 100% × 100%
= $1,000; and

(ii) the maximum return of $572.50

On the maturity date, you would receive the maturity payment amount equal to $1,572.50 per $1,000 principal amount of notes (which is the maximum maturity payment amount), resulting in a total return on the notes of 57.25%. The appreciation potential of the notes is limited by the maximum return. Although the participation rate provides 100% exposure to any increase in the ending price over the

June 2026 Page 7

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® Bitcoin Trust ETF due July 3, 2031

starting price, because the maturity payment amount will be limited to 157.25% of the principal amount for the notes, any increase in the ending price over the starting price by more than 57.25% of the starting price will not further increase the return on the notes.

Example 3 — The price of the underlying decreases from a starting price of $100.00 to an ending price of $95.00.

iShares® Bitcoin Trust ETF
Hypothetical starting price:	$100.00
Hypothetical ending price:	$95.00
Hypothetical underlying return (ending price – starting price)/starting price:	-5%

Because the hypothetical ending price is less than or equal to the hypothetical starting price, the maturity payment amount would equal:

$1,000

Because the hypothetical ending price is less than or equal to the hypothetical starting price, you would receive the maturity payment amount equal to $1,000 per $1,000 principal amount of notes, resulting in a total return on the notes of 0%.

June 2026 Page 8

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® Bitcoin Trust ETF due July 3, 2031

Scenario Analysis – Hypothetical Maturity Payment Amount for each $1,000 Principal Amount of Notes.

Performance of the Underlying*		Performance of the Notes
Ending Price	Underlying Return	Maturity Payment Amount	Return on Notes(1)
$250.00	150.00%	$1,572.50	57.25%
$200.00	100.00%	$1,572.50	57.25%
$190.00	90.00%	$1,572.50	57.25%
$180.00	80.00%	$1,572.50	57.25%
$170.00	70.00%	$1,572.50	57.25%
$160.00	60.00%	$1,572.50	57.25%
$157.25	57.25%	$1,572.50	57.25%
$150.00	50.00%	$1,500.00	50.00%
$140.00	40.00%	$1,400.00	40.00%
$130.00	30.00%	$1,300.00	30.00%
$120.00	20.00%	$1,200.00	20.00%
$110.00	10.00%	$1,100.00	10.00%
$105.00	5.00%	$1,050.00	5.00%
$100.00(2)	0.00%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$80.00	-20.00%	$1,000.00	0.00%
$70.00	-30.00%	$1,000.00	0.00%
$60.00	-40.00%	$1,000.00	0.00%
$50.00	-50.00%	$1,000.00	0.00%
$40.00	-60.00%	$1,000.00	0.00%
$30.00	-70.00%	$1,000.00	0.00%
$20.00	-80.00%	$1,000.00	0.00%
$10.00	-90.00%	$1,000.00	0.00%
$0.00	-100.00%	$1,000.00	0.00%

*The underlying excludes cash dividend payments with respect to the underlying.

(1) The “Return on Notes” is the number, expressed as a percentage, which results from comparing the maturity payment amount per $1,000 principal amount of notes to the purchase price of $1,000 per note.

(2) The hypothetical starting price

June 2026 Page 9

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® Bitcoin Trust ETF due July 3, 2031

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, tax supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

￭You may not receive any positive return on the notes. The notes provide for a maturity payment amount that may be greater than or equal to the principal amount of the notes, depending on the performance of the underlying. As the notes do not pay any interest, if the underlying does not appreciate, you will not receive any positive return on your investment in the notes. Although the notes provide for the repayment of the principal amount at maturity (subject to our credit risk), regardless of the performance of the underlying, you may nevertheless suffer a loss on your investment in the notes, in real value terms, if you do not receive a positive return on the notes. This is because inflation may cause the real value of the principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive return. The potential loss in real value terms will be greater the longer the term of the notes.

Even if you do receive a positive return on your investment in the notes, there can be no assurance that your total return at maturity on the notes will compensate you for the effects of inflation, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security from us or another issuer with a similar credit rating with the same stated maturity date. You should carefully consider whether an investment that may not provide for any positive return, or may provide a return that is lower than the return on conventional debt securities, is appropriate for you.

￭The appreciation potential of the notes is limited by the maximum return. The appreciation potential of the notes is limited by the maximum return. Although the participation rate provides 100% exposure to any increase in the ending price over the starting price, because any positive return on the notes will be limited to the maximum return of 57.25% of the principal amount for the notes, any increase in the ending price over the starting price by more than 57.25% of the starting price will not further increase the return on the notes.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. or any other dealer may be willing to purchase or sell the notes in the secondary market. We expect that generally the level of interest rates available in the market and the price of the underlying on any day, including in relation to the starting price, will affect the value of the notes more than any other factors. Other factors that may influence the value of the notes include:

othe trading price and volatility (frequency and magnitude of changes in value) of the underlying,

ogeopolitical conditions and economic, financial, political, regulatory, geographical, agricultural, meteorological or judicial events that affect the underlying or the markets generally and which may affect the price of the underlying, othe time remaining until the notes mature,

ointerest and yield rates in the market,

othe availability of comparable instruments,

othe occurrence of certain events affecting the underlying that may or may not require an adjustment to the adjustment factor, and oany actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.

You cannot predict the future performance of the underlying based on its historical performance. The underlying began trading on January 11, 2024 and therefore has limited historical performance. See “iShares® Bitcoin Trust ETF Overview” below.

￭The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

June 2026 Page 10

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® Bitcoin Trust ETF due July 3, 2031

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities, including the notes, if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the notes is not linked to the value of the underlying at any time other than the calculation day. The ending price will be based on the fund closing price of the underlying on the calculation day, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying increases prior to the calculation day but then decreases by the calculation day, the maturity payment amount will be less, and may be significantly less, than it would have been had the maturity payment amount been linked to the price of the underlying prior to such decrease. Although the actual price of the underlying on the maturity date or at other times during the term of the notes may be higher than the ending price, the maturity payment amount will be based solely on the fund closing price of the underlying on the calculation day.

￭Investing in the notes is not equivalent to investing in the underlying or its underlying asset. Investing in the notes is not equivalent to investing in the underlying or its underlying asset. Investors in the notes will not have voting rights or any other rights with respect to the underlying or the underlying asset. As a result, the return will not reflect the return investors would realize if they actually owned and held the underlying or the underlying asset for a period similar to the term of the investment, because the investors will not receive any dividend payments, distributions or any other payments made on such shares or asset, as applicable.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the principal amount reduce the economic terms of the notes, cause the estimated value of the notes to be less than the principal amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the principal amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the principal amount and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the principal amount and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 5 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. and WFS may, but are not obligated to, make a market in the notes and, if either of them once chooses to make a market, may cease doing so at any time. When they do make a market, they will generally do so for transactions of routine secondary market size at prices based on their respective estimates of the current value of the notes, taking into account their respective bid/offer spreads, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time

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Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® Bitcoin Trust ETF due July 3, 2031

remaining to maturity and the likelihood that they will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. or WFS is willing to transact. If, at any time, MS & Co. and WFS were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the starting price and the ending price and will calculate the amount of cash you receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and calculation of the ending price in the event of a market disruption event or certain adjustments to the adjustment factor. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “General Terms of the Notes—Market Disruption Events,” “—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation,” “—Consequences of a Market Disruption Event; Postponement of a Calculation Day” and “Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the underlying or its underlying asset), including trading in the underlying and in other instruments related to the underlying or the underlying asset. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the calculation day approaches. Some of our affiliates also trade the underlying or the underlying asset and other financial instruments related to the underlying or the underlying asset on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the starting price, and, therefore, could increase the price at or above which the underlying must close on the calculation day so that investors receive a maturity payment amount that exceeds the principal amount of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the calculation day, could adversely affect the price of the underlying on the calculation day, and, accordingly, the amount of cash an investor will receive at maturity.

￭The maturity date may be postponed if the calculation day is postponed. If the scheduled calculation day is not a trading day or if a market disruption event occurs on that day so that the calculation day is postponed and falls less than three business days prior to the maturity date, the maturity date of the notes will be postponed to the third business day following that calculation day as postponed.

￭Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates. Morgan Stanley, MSFL, WFS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, WFS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the underlying to which the notes are linked.

￭You may be required to recognize taxable income on the securities offered by this pricing supplement prior to maturity. You may be required to recognize taxable income on the securities offered by this pricing supplement prior to maturity. If you are a U.S. investor in a security, under the treatment of a security as a contingent payment debt instrument, you will generally be required to recognize taxable interest income in each year that you hold the security. In addition, any gain you recognize under the rules applicable to contingent payment debt instruments will generally be treated as ordinary interest income rather than capital gain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlying

￭The notes are subject to risks associated with bitcoin and digital assets. The investment objective of the iShares® Bitcoin Trust ETF is to reflect generally the performance of the price of bitcoin, less the iShares® Bitcoin Trust ETF’s expenses. Bitcoin is a digital asset, and use of bitcoin in the retail and commercial marketplace is relatively limited. Bitcoin generally operates without central authority or banks and is not backed by any government or organized governing body. Digital assets such as bitcoin represent new, novel and rapidly evolving products, and their value is influenced by a wide variety of factors that are uncertain and difficult to evaluate. The trading prices of many digital assets, including bitcoin, have experienced extreme volatility in recent periods and may continue to do so. Digital asset markets in the United States exist in a state of regulatory uncertainty and the exchanges on which bitcoin trades globally, including in the United States, are relatively new and, in most cases, largely

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Notes Linked to the iShares® Bitcoin Trust ETF due July 3, 2031

unregulated. Legislative or regulatory developments could significantly affect the value of bitcoin, as could competition from other digital assets. Political or economic crises may motivate large-scale sales of bitcoin, resulting in a reduction in the price of bitcoin. The value of bitcoin could be adversely affected by the actions of bitcoin miners and changes in the block rewards and transaction fees miners earn. Bitcoin is susceptible to theft, loss and fraud. The bitcoin network, bitcoin custodians and trading platforms are subject to risks relating to operational problems, technical glitches, internet disruptions, shutdowns, hackers and malware, all of which may also affect the price of bitcoin. Over the past several years, some digital asset platforms have been closed, been subject to criminal and civil litigation and have entered into bankruptcy proceedings due to fraud and manipulative activity, business failure and/or security breaches. Negative perception, a lack of stability and standardized regulation in the digital asset markets and/or the closure or temporary shutdown of digital asset trading platforms due to fraud, business failure, security breaches or government mandated regulation, and associated losses by customers, may reduce confidence in digital asset networks and result in greater volatility in the prices of digital assets, including bitcoin. These and other factors could have an adverse effect on the price of bitcoin and, therefore, the value of the notes.

￭Investments linked to bitcoin are subject to specific risks relating to security threats. Security breaches, computer malware and computer hacking attacks have been a prevalent concern in relation to digital assets, including bitcoin. The sponsor of the underlying has stated that it believes that the bitcoins held in the underlying’s account at its bitcoin custodian or trading balance held with its prime execution agent will be an appealing target to hackers or malware distributors seeking to destroy, damage or steal the underlying’s bitcoins and will only become more appealing as the amount or value of the underlying’s assets grow. To the extent that the underlying is unable to identify and mitigate or stop new security threats or otherwise adapt to technological changes in the digital asset industry, the underlying’s bitcoins may be subject to theft, loss, destruction or other attack.

￭Investments linked to bitcoin are subject to specific risks relating to fraud and manipulation. Many digital asset platforms, both in the United States and abroad, are unlicensed, not subject to, or not in compliance with, regulation in relevant jurisdictions, or operate without extensive supervision by governmental authorities, and therefore may be more susceptible to fraudulent or manipulative acts and practices. In particular, those located outside the United States may be subject to significantly less stringent regulatory and compliance requirements in their local jurisdictions and may take the position that they are not subject to laws and regulations that would apply to a regulated financial market in the United States, or may, as a practical matter, be beyond the ambit of U.S. regulators. Furthermore, many bitcoin trading venues lack certain safeguards put in place by exchanges for more traditional assets to enhance the stability of trading on the exchanges, such as circuit breakers. Tools to detect and deter fraudulent or manipulative trading activities such as market manipulation, front-running of trades, and wash-trading may not be available to or employed by digital asset platforms, or may not exist at all. Sources of fraud and manipulation in the bitcoin market generally include, among others (1) wash trading; (2) persons with a dominant position in bitcoin manipulating bitcoin pricing; (3) hacking of the bitcoin network and trading platforms; (4) malicious control of the bitcoin network; (5) trading based on material, non-public information (for example, plans of market participants to significantly increase or decrease their holdings in bitcoin, new sources of demand for bitcoin) or based on the dissemination of false and misleading information; (6) manipulative activity involving purported “stablecoins,” and (7) fraud and manipulation at bitcoin trading platforms. The effect of potential market manipulation, front-running, wash-trading, and other fraudulent or manipulative trading practices may inflate the volumes actually present in crypto market and/or cause distortions in price, which could adversely impact the underlying’s creation and redemption arbitrage mechanism and affect the value of the underlying and, consequently, the notes.

￭The underlying has very limited historical performance. The underlying began trading on January 11, 2024 and therefore has very limited historical performance. Past performance should not be considered indicative of future performance.

￭The performance and market price of the underlying, particularly during periods of market volatility, may not correlate with the performance of its underlying asset or the net asset value per share of the underlying. The underlying does not fully replicate the performance of its underlying asset due to the fees and expenses charged by such underlying or by restrictions on access to its underlying asset due to other circumstances. The underlying does not generate any income, and as the underlying regularly sells its underlying asset to pay for ongoing expenses, the amount of the underlying asset represented by each share of such underlying gradually declines over time. The underlying sells its underlying asset to pay expenses on an ongoing basis irrespective of whether the trading price of shares of such underlying rises or falls in response to changes in the price of its underlying asset. The sale by the underlying of underlying asset to pay expenses at a time of relatively low prices for such underlying asset could adversely affect the value of the notes. Additionally, there is a risk that part or all of the holdings of the underlying in its underlying asset could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise. Finally, because the shares of the underlying are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the underlying may differ from the net asset value per share of the underlying.

In particular, during periods of market volatility or unusual trading activity, trading in the underlying’s underlying asset may be disrupted or limited, or such underlying asset may be unavailable in the secondary market. Under these circumstances, the liquidity of the underlying may be adversely affected, market participants may be unable to calculate accurately the net

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Notes Linked to the iShares® Bitcoin Trust ETF due July 3, 2031

asset value per share of the underlying, and their ability to create and redeem shares of the underlying may be disrupted. Under these circumstances, the market price of the underlying may vary substantially from the net asset value per share of the underlying or the performance of its underlying asset.

For all of the foregoing reasons, the performance of the underlying may not correlate with the performance of its underlying asset or the net asset value per share of the underlying. Any of these events could materially and adversely affect the price of the underlying and, therefore, the value of the notes. Additionally, if market volatility or these events were to occur on the calculation day, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination may affect the maturity payment amount of the notes. If the calculation agent determines that no market disruption event has taken place, the maturity payment amount would be based on the published closing price per share of the underlying on the calculation day, even if the underlying is underperforming its underlying asset and/or trading below the net asset value per share of the underlying.

￭The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the shares of the underlying. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the underlying. However, the calculation agent will not make an adjustment for every event that could affect the underlying. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the notes may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, the adjustment factor may materially and adversely affect the value of the notes.

￭Historical prices of the underlying should not be taken as an indication of the future performance of the underlying during the term of the notes. No assurance can be given as to the price of the underlying at any time, including on the calculation day, because historical prices of the underlying do not provide an indication of future performance of the underlying.

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iShares® Bitcoin Trust ETF Overview

The iShares® Bitcoin Trust ETF (“the Trust”) is a Delaware statutory trust sponsored by iShares® Delaware Trust Sponsor LLC that seeks to reflect generally the performance of the price of bitcoin, which is its underlying asset, less the Trust’s expenses and liabilities. The assets of the Trust consist primarily of bitcoin held by a custodian on behalf of the Trust. Information provided to or filed with the Securities and Exchange Commission by the Trust pursuant to the Securities Act of 1933 can be located by reference to Securities and Exchange Commission file number 001- 41914 through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding the underlying may be obtained from other publicly available sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

We have derived all information regarding the Trust, including its composition and method of calculation, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by the sponsor of the Trust, iShares® Delaware Trust Sponsor LLC, an indirect subsidiary of BlackRock, Inc. BlackRock Fund Advisors is the trustee of the Trust; Coinbase Custody Trust Company, LLC is the custodian for the Trust’s bitcoin holdings; Anchorage Digital Bank N.A. is an available alternative custodian for the Trust’s bitcoin holdings; Coinbase, Inc., an affiliate of Coinbase Custody Trust Company, LLC, is the prime exchange agent; the Bank of New York Mellon is the custodian for the Trust’s cash holdings and the administrator of the trust; and Wilmington Trust Company, a Delaware trust company, serves as the trustee of the Trust.

The Trust issues (in blocks of 40,000 shares, each of which is referred to as a “basket”) shares representing fractional undivided beneficial interests in its net assets. The assets of the Trust consist primarily of bitcoin held by a custodian on behalf of the Trust. The shares of the Trust are intended to constitute a simple and cost-effective means of making an investment similar to an investment in bitcoin rather than by acquiring, holding and trading bitcoin directly on a peer-to-peer or other basis or via a digital asset platform. The trustee of the Trust sells bitcoin held by the Trust to pay the Trust’s expenses on an as-needed basis irrespective of then-current bitcoin prices.

The Trust is not actively managed and will not take any actions to take advantage, or mitigate the impacts, of volatility in the price of bitcoin. The Trust pays the sponsor’s fee, which accrues daily at an annualized rate equal to 0.25% of the net asset value of the Trust, at least quarterly in arrears. The trustee of the Trust will, when directed by the sponsor of the Trust, and, in the absence of such direction, may in its discretion, sell bitcoin in such quantity and at such times as may be necessary to permit payment of the Trust sponsor’s fee and Trust expenses or liabilities not assumed by the sponsor. As a result of the recurring sales of bitcoin necessary to pay the Trust sponsor’s fee and Trust expenses or liabilities not assumed by the Trust sponsor, the net asset value of the Trust will decrease over the life of the trust. New purchases of bitcoin utilizing cash proceeds from new shares issued by the Trust do not reverse this trend. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the underlying is accurate or complete.

The following graph sets forth the daily fund closing prices of the underlying for the period from January 11, 2024 through June 25, 2026. The fund closing price of the underlying on June 30, 2026 was $33.29. The underlying began trading on January 11, 2024 and therefore has limited historical performance. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The underlying has at times experienced periods of high volatility. You should not take the historical prices of the underlying as an indication of its future performance, and no assurance can be given as to the fund closing price of the underlying at any time, including on the calculation day.

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Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® Bitcoin Trust ETF due July 3, 2031

iShares® Bitcoin Trust ETF Daily Closing Prices January 1, 2021 to June 30, 2026

*The underlying began trading on January 11, 2024 and therefore has limited historical performance.

This document relates only to the notes referenced hereby and does not relate to the underlying. We have derived all disclosures contained in this document regarding the Trust from the publicly available documents described above. In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying (and therefore the price of the underlying at the time we priced the notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received with respect to the notes and therefore the value of the notes.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying.

We and/or our affiliates may presently or from time to time engage in business with the Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying. The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws. As a prospective purchaser of the notes, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying.

Bitcoin. Bitcoin is a digital asset, the ownership and behavior of which are determined by participants in an online, peer-to-peer network that connects computers that run publicly accessible, or “open source,” software that follows the rules and procedures governing the Bitcoin Network, commonly referred to as the Bitcoin Protocol. The value of bitcoin, like the value of other digital assets, is not backed by any government, corporation or other identified body. Ownership and the ability to transfer or take other actions with respect to bitcoin are protected through public-key cryptography. The supply of bitcoin is constrained or formulated by its protocol instead of being explicitly delegated to an identified body (e.g., a central bank) to control. Units of bitcoin, called tokens, are treated as fungible. Bitcoin and certain other types of digital assets are often referred to as digital currencies or cryptocurrencies. No single entity owns or operates the Bitcoin Network, the infrastructure of which is collectively maintained by (1) a decentralized group of participants who run computer software that results in the recording and validation of transactions (commonly referred to as “miners”), (2) developers who propose improvements to the Bitcoin Protocol and the software that enforces the protocol and (3) users who choose what bitcoin software to run.

Bitcoin was released in 2009 and, as a result, there is little data on its long-term investment potential. Bitcoin is not backed by a government-issued legal tender or any other currency or asset. Bitcoin is “stored” or reflected on a digital transaction ledger commonly known as a “blockchain.” A blockchain is a type of shared and continually reconciled database, stored in a decentralized manner on the

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Notes Linked to the iShares® Bitcoin Trust ETF due July 3, 2031

computers of certain users of the digital asset. Bitcoin is created by “mining.” Mining involves miners using a sophisticated computer program to repeatedly solve very complex mathematical problems on specialized computer hardware. Miners can range from bitcoin enthusiasts to professional mining operations that design and build dedicated machines and data centers.

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Notes Linked to the iShares® Bitcoin Trust ETF due July 3, 2031

Additional Information About the Notes

Minimum ticketing size

$1,000 / 1 note

United States federal income tax considerations

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

The securities should be treated as debt instruments for U.S. federal income tax purposes. Based on current market conditions, we intend to treat the securities for U.S. federal income tax purposes as contingent payment debt instruments, or “CPDIs,” as described in “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Debt Instruments—Program Securities Treated as Contingent Payment Debt Instruments” in the accompanying tax supplement.  Under this treatment, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, adjusted upward or downward to reflect the difference, if any, between the actual and projected payments on the securities during the year. Upon a taxable disposition of a security, you generally will recognize taxable income or loss equal to the difference between the amount received and your tax basis in the security. You generally must treat any income realized on the taxable disposition as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss, the deductibility of which is subject to limitations.

We have determined that the comparable yield for a security is a rate of 4.8022% per annum, compounded semi-annually. Based upon our determination of the comparable yield and assuming a semi-annual accrual period, the following table sets out the “projected payment schedule” per $1,000 principal amount of securities, as well as the amount of taxable interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment(s) on a security) that will be deemed to have accrued with respect to a security during each calendar period.

Projected Payment Date(s)	Projected Payment(s) (per $1,000)	Accrued OID During Calendar Period (per $1,000)	Total Accrued OID (per $1,000)
December 30, 2026	$0.0000	$23.2106	$23.2106
June 30, 2027	$0.0000	$24.5683	$47.7789
December 30, 2027	$0.0000	$25.1582	$72.9371
June 30, 2028	$0.0000	$25.7623	$98.6994
December 30, 2028	$0.0000	$26.3809	$125.0803
June 30, 2029	$0.0000	$27.0143	$152.0946
December 30, 2029	$0.0000	$27.6629	$179.7575
June 30, 2030	$0.0000	$28.3272	$208.0847
December 30, 2030	$0.0000	$29.0073	$237.0920
June 30, 2031	$0.0000	$29.7038	$266.7958
July 3, 2031	$1,267.3028	$0.5070	$267.3028

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount(s) that we will pay on the securities.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an Internal Revenue Service (the “IRS”) notice, exempt financial instruments issued prior to January 1, 2027

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that do not have a “delta” of one. Based on certain representations made by us, our counsel is of the opinion that Section 871(m) should not apply to the securities with respect to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Additional considerations

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest

MS & Co. and WFS will act as the agents for this offering. WFS will receive a commission of up to $43.70 for each note it sells. WFS proposes to offer the notes in part directly to the public at the price to public set forth on the cover page of this document and in part to Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of WFS, or other securities dealers at such price less a selling concession of up to $30.00 per note. In addition to the selling concession allowed to WFA, WFS may pay $1.20 per note of the commission to WFA as a distribution expense fee for each note sold by WFA.

In addition, in respect of certain notes sold in this offering, we may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement for information about the distribution arrangements for the notes. References therein to “agent” refer to each of MS & Co. and WFS, as agents for this offering, except that references to “agent” in the context of offers to certain Morgan Stanley dealers and compliance with FINRA Rule 5121 do not apply to WFS. MS & Co., WFS or their affiliates may enter into hedging transactions with us in connection with this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the notes

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been issued by MSFL pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus), the trustee and/or paying agent has made, in accordance with the instructions from MSFL, the appropriate entries or notations in its records relating to the master note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Morgan Stanley or MSFL, the MSFL Senior Debt Indenture, the notes (together with the MSFL Senior Debt Indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the master note and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 23, 2026, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on February 23, 2026.

Where you can find more information

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement and tax supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley,

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Notes Linked to the iShares® Bitcoin Trust ETF due July 3, 2031

MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement, tax supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Notes Linked To One Or More Indices, Exchange-Traded Funds or Equity Securities dated April 8, 2026

Tax Supplement dated April 8, 2026

Prospectus dated April 8, 2026

Terms used but not defined in this document are defined in the product supplement, tax supplement or in the prospectus.

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